Exhibit 10.2

March 28, 2011

Thomas R. Ellis

6034 North Kent Avenue

Whitefish Bay, WI 53217

Re:	Consulting Terms

Dear Tom:

The purpose of this letter is to set forth the terms of your advisory arrangement with Harris N.A. (“Harris”) following, and contingent upon, the closing of the transaction between the Bank of Montreal (“BMO”) and Marshall & Ilsley Corporation (“M&I”). Upon the closing of the transaction, your employment will cease and the terms of this letter shall govern the terms of your consulting arrangement.

1.	Purpose of Engagement

Upon the terms and subject to the conditions of this letter, you agree to serve as an advisor to Harris. As an advisor, you agree to perform the services set forth on the attached Exhibit A (the “Services”). However, without limiting in any way your obligations under this Section 1, Harris and you confirm that it is currently anticipated that during the Term (as defined below) you will work no more than 20% of the average level of services performed by you during your last three years of employment with M&I. Accordingly, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, you will experience a “separation from service.”

2.	Term

This consulting arrangement will become effective on the effective date of the transaction between M&I and BMO (the “Start Date”) and end at the close of business eighteen (18) months following the Start Date (the “Term”), unless it is sooner terminated or renewed, pursuant to terms set forth in Section 5. You are under no obligation to continue this engagement beyond the Term.

3.	Fees

During the Term you will receive an annual retainer of $600,000, payable in monthly installments (the “Fee”). In addition, during the Term, Harris shall reimburse actual out-of-

pocket expenses reasonably incurred by you in connection with the Services (subject to Harris policy, as in effect from time to time).

On or as soon as practicable following the Start Date, Harris will or will cause one of its affiliates to credit to a fully vested and non-forfeitable account, established in your name and for your benefit under the M&I 2005 Executive Deferred Compensation plan (as amended), the amount set forth on the attached Exhibit B. In addition, on or as soon as practicable following the Start Date, Harris will or will cause one of its affiliates to contribute the amount set forth on the attached Exhibit B to one of the M&I Rabbi Trusts (as amended).

4.	Restrictions

Without written consent of BMO, you agree not to, directly or indirectly, represent, become employed by, perform services for, consult to, or advise in any manner similar or relating to any services or duties you performed for M&I during the last 2 years of your employment with M&I or any services you perform as a consultant to Harris pursuant to this Agreement or have any material interest in any Competitive Entity for eighteen (18) months following the Start Date (the “Restricted Period”). A “Competitive Entity” shall mean (1) any banking or other financial services organization that engages in any activity that Harris and any of its subsidiaries engages in anywhere within a 50-mile radius of (A) any location within the State of Wisconsin or the State of Illinois where Harris or any of its subsidiaries regularly conducts business at any time during the Restricted Period, and (B) Phoenix, St. Louis, Indianapolis, Minneapolis, Kansas City, Tampa, Orlando and Naples where Harris or any of its subsidiaries regularly conducts business at any time during the Restricted Period, or (2) any entity or business attempting to acquire an interest in a banking or other financial services organization described in clause (1). Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this Section 4.

Without written consent of BMO, you agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire, directly or indirectly, (whether for your own interest or any other person’s or entity’s interest) any employee of Harris or any of its subsidiaries to as position or to perform duties that are the same or similar to the employee’s position or duties with Harris or any of its subsidiaries. The duration of the restriction in this paragraph shall be for the duration of the Restricted Period.

In addition, without written consent of BMO, during the Restricted Period, you agree not to, directly or indirectly, solicit any Client to transact business with a Competitive Entity or to reduce or refrain from doing any business with Harris or any of its affiliates, transact business with any Client that would cause you to be a Competitive Entity or that would cause any Client to reduce or refrain from doing any business with Harris or its affiliates, or interfere with or intentionally damage any relationship between Harris and any of its affiliates and a Client. A “Client” shall mean any customer or client of Harris or any of its affiliates.

You shall not at any time during the Term for any reason, except as may be required by legal process, make any written or oral statement, publicly or privately, which could reasonably be viewed as disparaging to BMO or Harris or any of its current or former directors, officers or employees. BMO agrees that during the portion of the Term that Mark Furlong continues to be employed or paid by Harris, except as may be required by legal process, BMO will make reasonable efforts to ensure that Mark Furlong does not make any comments with respect to you which could reasonably be viewed as disparaging to you.

The Restricted Period and this Section 4 shall survive any early termination of the Term pursuant to Section 5 below. This Section 4 shall in no way limit the restrictions contained in those covenants and those covenants shall in no way limit the restrictions contained in this Section 4.

5.	Termination and Renewal

During the Term, your Services may be terminated by Harris if you fail to comply with any provision set forth in Section 4, and in such event, no part of the Fee will be payable for any period following such date of termination. Except as set forth in the preceding sentence, the Fee will be payable for the remainder of the Term following any other termination by Harris. The Term may be renewed from time-to-time if agreed in writing by Harris and you (although neither party has any obligation to agree to a renewal).

6.	Independent Contractor

You agree that you are performing the Services as an independent contractor and not as an employee of Harris. You shall be responsible for the payment of all applicable taxes levied or based upon the Fee and for all non-reimbursable expenses attributable to the rendering of Services. Nothing in this letter shall be deemed to constitute a partnership or joint venture between Harris and you, nor shall anything in this letter be deemed to constitute Harris or you as the agent of the other. During the Term, neither you nor Harris shall be or become liable to or bound by any representation, act or omission whatsoever of the other.

7.	Confidentiality

You acknowledge and agree that, as an integral part of its business, Harris has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Harris’ business and competitive position in the marketplace. You also acknowledge and agree that M&I, as an integral part of its business, also expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses, that Harris has acquired M&I and confidential, proprietary and trade secret information and that this information, if misused or disclosed, would be harmful to the Harris’ business and competitive position in the marketplace.

You further acknowledge and agree that in your position with M&I, M&I provided you with access to its confidential, proprietary and trade secret information, strategies and other confidential business information or special knowledge that would be of considerable value to competitive businesses. In addition, you acknowledge and agree that in the performance of the Services, Harris will be providing you with access to its confidential, proprietary and trade secret information, strategies and other confidential business information or special knowledge that would be of considerable value to competitive businesses As a result, you acknowledge and agree that the restrictions contained herein are reasonable, appropriate and necessary for the protection of the Harris’ confidential, proprietary and trade secret information, including but not limited to M&I’s confidential, proprietary and trade secret information acquired by Harris.

During the Restricted Period, you will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (as defined under applicable law) except in the interest and for the benefit of Harris. After the termination, for whatever reason, the Services performed by you, you will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth below. For a period of two (2) years following termination, for whatever reason, of the Services performed by you, you will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth below. To the extent the Gramm-Leach-Bliley Act, or any other state or federal law, requires that Harris maintain the confidentiality of customer’s personal or financial information, you agree to maintain the confidentiality of such information as long as confidentiality is required under such Act or law. The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of Harris which has value to Harris and which is not known to the public or Harris’ competitors, generally, including, but not limited to, the names, addresses, and telephone numbers of its customers and prospective customers (collectively “customers”), the investment portfolios of its customers and any information concerning customers’ past, present, or future investment activities, any documents or records reflecting work in process, and any information relating to Harris’ customers’ banking or trust relationships, customers’ income, net worth or other business or personal financial information; any information concerning Harris’ methods, operations, financing, services, pricing information, compensation data, pending projects and proposals, research and development strategies, production reports, financial and marketing information, technological developments, software, computer systems, techniques, processes, as well as policy or procedure manuals or training materials; and any other secret or confidential information relating to the products, services, customers, sales, technology and business affairs of Harris.

Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Article 7 shall not apply to, any information which: (i) can be demonstrated by you to have been known by you prior to your employment by M&I; (ii) is or becomes generally available to the public through no act or omission of yours; (iii) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by you outside the scope of your consulting for Harris without use of Confidential Information or Trade Secrets.

8.	Miscellaneous

You agree that any and all contracts, correspondence, books, accounts and other sources of information relating to Harris’ business shall be available for inspection at your office by Harris’ authorized representative during ordinary business hours upon reasonable notice to you. For the avoidance of doubt, such inspection by Harris’ authorized representative shall be at your office located within the Harris corporate offices and shall not be at your personal home office. Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, Harris may assign this letter to a successor to Harris or a purchaser of all, or substantially all, of Harris’ assets.

No payment under this letter shall be made in violation of applicable law. Except to the extent subject to federal law, this letter shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Wisconsin applicable to agreements made and to be performed entirely within such State.

You acknowledge that your Services are of a specific, unique and extraordinary character and that your breach or threatened breach of the provisions set forth in Section 4 will cause irreparable injury to Harris for which monetary damages alone will not provide an adequate remedy. Accordingly, in addition to any rights or remedies Harris may have available to it under this letter or otherwise, it also shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining you from committing or continuing any violation of Section 4. You agree that no bond will need to be posted for Harris to receive such an injunction and no proof will be required that monetary damages for violations of this non-competition provision would be difficult to calculate and that remedies at law would be inadequate. You also will forfeit any additional amounts which otherwise would have been payable to you under this letter.

If any provision of this letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision (including, but not limited to, the terms of Section 4 above) will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this letter will not be affected.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. This letter may be modified only in a writing signed by you and Harris.

Any notices given under this letter (1) by Harris to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to Harris shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Vice-President and Deputy General Counsel, P&C US of Harris at Harris corporate headquarters.

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

HARRIS N.A.

/s/ Deirdre Drake
Deirdre Drake
Senior Vice President, Human Resources

Accepted and Agreed:

/s/ Thomas R. Ellis
Thomas R. Ellis

EXHIBIT A

The Services to be performed for Harris throughout the Term, include:

•	Assisting in an effective transition of your responsibilities;

•	Continued involvement with community-based organizations on Harris’ behalf; and

•	Such other services at such levels, times and locations as the parties may mutually agree upon from time-to-time during the Term.

EXHIBIT B

The following amount shall be credited to a vested and non-forfeitable deferred compensation account in Mr. Ellis’s name:

•	$4,128,538

Such amounts will be paid out in accordance with the terms of the M&I 2005 Executive Deferred Compensation plan, the Change in Control Agreement entered into between M&I and you and any other plan or arrangement to which such amount relates.